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                                                             Exhibit 4(b)(xii)

                             ASSIGNMENT OF GUARANTEE

     THIS ASSIGNMENT OF GUARANTEE (this "Assignment") is made as of the 15th day of December, 1997, by and between Wachovia Corporation, a North Carolina corporation ("Wachovia"), and Central Fidelity Banks, Inc., a Virginia corporation ("Central Fidelity").

                                    RECITALS

     WHEREAS, Central Fidelity and The Bank of New York, a New York banking corporation (the "Guarantee Trustee") heretofore executed and delivered a Guarantee Agreement, dated as of September 4, 1997, (the "Guarantee Agreement");

     WHEREAS, pursuant to the Guarantee Agreement, Central Fidelity irrevocably and unconditionally agreed to pay in full to the holders of certain securities (the "Trust Securities") issued by Central Fidelity Capital Trust I, a Delaware statutory business trust (the "Issuer"), certain payments or distributions, without duplication, with respect to the Trust Securities, to the extent not paid or made by or on behalf of the Issuer;

     WHEREAS, effective on December 15, 1997, a wholly owned subsidiary of Wachovia merged with and into Central Fidelity and Central Fidelity then merged with and into Wachovia, pursuant to the Agreement and Plan of Merger, dated as of June 23, 1997, by Wachovia and Central Fidelity; and

     WHEREAS, Section 8.01 of the Guarantee Agreement provides that Central Fidelity will not assign its obligations under the Guarantee Agreement unless, among other things, the assignee agrees in writing to perform Central Fidelity's obligations under the Guarantee Agreement.

     NOW, THEREFORE, Wachovia hereby agrees to perform the obligations of Central Fidelity under the Guarantee Agreement.

     This instrument may be executed in any number of counterparts, each of which is an original, but all such counterparts shall together constitute but one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year first above written.

                                        WACHOVIA CORPORATION


                                        By: /S/ Kenneth W. McAllister
                                        -----------------------------
                                        Name: Kenneth W. McAllister
                                        Title: Senior Executive Vice President



                                        CENTRAL FIDELITY BANKS, INC.



                                        By: /S/ William N. Stoyko
                                        -------------------------
                                        Name: William N. Stoyko
                                        Title: Coporate Executive Vice President




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